Exhibit 99.1

FOR IMMEDIATE RELEASE: 9:25amET November 14

Norfolk Southern Shareholders Approve Transaction with Union Pacific

ATLANTA – Nov. 14, 2025 – Norfolk Southern Corporation (NYSE: NSC) today announced that its shareholders voted overwhelmingly, with nearly 99% of the shares cast in favor, to approve its previously announced transaction with Union Pacific at the company’s Special Meeting of Shareholders (the “Special Meeting”) held earlier today.

“The approval of our shareholders marks a key milestone in our journey to create America’s first coast-to-coast transcontinental railroad, combining complementary networks and capabilities to unlock a multiplier effect for benefits to all stakeholders,” said Mark George, President and CEO of Norfolk Southern. “The merger will preserve union jobs and improve safety while delivering faster, more reliable transit times. Together with UP, we will make rail more competitive with highways, offering customers new, more attractive shipping alternatives, unleashing the industrial strength of American manufacturing and creating new sources of economic growth across the country.”

Under the terms of the agreement, Norfolk Southern shareholders will receive 1.0 Union Pacific common share and $88.82 in cash for each share of Norfolk Southern owned. The transaction is expected to close by early 2027, subject to Surface Transportation Board review and approval within its statutory timeline and customary closing conditions. To learn more about the benefits of the transaction please visit www.up-nstranscontinental.com.

Norfolk Southern will file the final voting results, as certified by an independent Inspector of Election, on a Form 8-K with the U.S. Securities and Exchange Commission.

About Norfolk Southern

Since 1827, Norfolk Southern Corporation (NYSE: NSC) and its predecessor companies have safely moved the goods and materials that drive the U.S. economy. Today, it operates a 22-state freight transportation network. Committed to furthering sustainability, Norfolk Southern helps its customers avoid approximately 15 million tons of yearly carbon emissions by shipping via rail. Its dedicated team members deliver approximately 7 million carloads annually, from agriculture to consumer goods. Norfolk Southern also has the most extensive intermodal network in the eastern U.S. It serves a majority of the country’s population and manufacturing base, with connections to every major container port on the Atlantic coast as well as major ports across the Gulf Coast and Great Lakes. Learn more by visiting www.NorfolkSouthern.com.

Contacts

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